Exhibit 99.1

Anika Therapeutics Reports 20% Total Revenue Growth and Record Third-Quarter Earnings

Total Revenue Grows to $17.8 Million

Net Income Rises to $5.0 Million and EPS Increase to $0.33

BEDFORD, Mass.--(BUSINESS WIRE)--October 30, 2013--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended September 30, 2013.

Management Commentary

“This was another strong quarter for Anika, driven by continued product revenue growth in our Orthobiologics franchise,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “Net income and earnings per share rose to third-quarter record high levels, reflecting strong demand for our viscosupplementation products as well as our ongoing initiatives to improve performance across the business. These results measure against a weak set of financial comparatives in the third quarter of 2012, which reflected the temporary decline in product shipments that we experienced in that year-earlier period.”

“Our growth in Orthobiologics continues to reflect solid demand for our flagship product, Orthovisc®, in both domestic and international markets,” said Sherwood. “Our U.S. distribution partner, DePuy Mitek, is continuing to make strategic investments in patient and physician education and distribution channel support to expand the Orthovisc franchise and drive sales in high-potential areas of the viscosupplementation market. Paralleling these initiatives, our internal commercial and business development team was active this quarter in efforts to strengthen and expand our international Orthobiologics distribution network.”

“This was also an active quarter for Anika on the product development front,” Sherwood said. “We continued to enroll patients in our multinational Phase III clinical study in support of our CE Mark application for Cingal. Our third-generation viscosupplementation product, Cingal, is a single-injection osteoarthritis treatment that includes a therapeutic anti-inflammatory agent. In connection with the International Cartilage Repair Society annual congress in Turkey, we hosted a well-received symposium on our Hyalofast™ product as well as a regenerative product development advisory panel meeting with world renowned physicians in the orthopedic field.”

“Given the positive demand outlook for our Orthobiologics products and the improved efficiencies in our business, we believe that Anika is well-positioned for continued growth and profitability improvement in the quarters ahead,” concluded Sherwood.

Revenue

Total revenue for the third quarter of 2013 was $17.8 million, compared with $14.8 million a year earlier. Anika’s revenue continues to be largely driven by increased domestic and international viscosupplementation product sales. The favorable comparison with the third quarter of 2012 also reflected lower product sales in that period. This was the result of a temporary scale-up issue at Anika’s Bedford manufacturing facility during that quarter, which resulted in uneven revenue patterns for the last two quarters of 2012.

Product Gross Margin

Product gross margin for the third quarter of 2013 improved to 68%, from 49% in the third quarter last year. This improvement reflected the company’s ongoing initiatives to realize the planned operational efficiencies, as well as more favorable product mix and the elimination of the company’s unprofitable tissue engineering operations since the beginning of 2013. The improvement also reflected the higher cost of product revenue reported for the year-earlier quarter due to new manufacturing facility scale-up activities.

Operating Expenses

Research and development expenses for the third quarter of 2013 rose 33% from the third quarter a year earlier. The increase reflected expenses for the company’s Cingal clinical trial and other planned product pipeline initiatives. Selling, general and administrative expenses decreased 11% from the third quarter of 2012, primarily as a result of the company’s ongoing cost reduction initiatives, and certain non-recurring legal expenses last year.

Operating and Net Income

Operating income for the third quarter of 2013 was $7.8 million, compared with $2.7 million in the same period in 2012. Net income was $5.0 million, or $0.33 per diluted share, compared with $1.6 million, or $0.11 per diluted share, in the third quarter last year. Operating income, net income and earnings per share were higher, year-over-year, primarily due to the improvement in product gross profit.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at September 30, 2013 increased to $64.1 million, from $44.1 million at December 31, 2012, driven primarily by higher income from operations, increased cash collections on accounts receivable and option exercises during the year.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, October 31, 2013 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, regulatory activity related to Monovisc, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 877-280-4962 (international callers dial 857-244-7319) and use the passcode 26253796. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc®, a treatment for osteoarthritis of the knee; to surgical aids in the anti-adhesion and ophthalmic fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika’s vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to (i) our ongoing initiatives to improve performance across the business, (ii) our efforts and ability to strengthen and expand our international Orthobiologics distribution network, (iii) the company’s plans to continue to drive efficiencies in operations and manufacturing, (iv) the prospects for the company’s product pipeline, including regenerative product development, (v) bringing Cingal to market, and (vi) expectations for future growth and profitability improvement in the quarters ahead. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support domestic and international pre-market approval applications or 510(k) application, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, (viii) our ability to successfully manage and turnaround Anika S.r.l.’s business, and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Product revenue	$17,023,346	$14,055,440	$51,585,242	$46,551,045
Licensing, milestone and contract revenue	731,092	711,171	2,244,584	2,200,995
Total revenue	17,754,438	14,766,611	53,829,826	48,752,040

Operating expenses:
Cost of product revenue	5,377,568	7,221,028	16,530,070	21,718,735
Research & development	1,618,012	1,217,086	5,029,974	4,048,359
Selling, general & administrative	3,188,669	3,601,737	10,536,462	11,061,256
Restructuring charges	(196,084)	-	(442,869)	-
Total operating expenses	9,988,165	12,039,851	31,653,637	36,828,350
Income from operations	7,766,273	2,726,760	22,176,189	11,923,690
Interest income (expense), net	(32,816)	(45,161)	(108,755)	(145,493)
Income before income taxes	7,733,457	2,681,599	22,067,434	11,778,197
Provision for income taxes	2,776,199	1,036,349	8,147,282	4,483,960
Net income	$4,957,258	$1,645,250	$13,920,152	$7,294,237

Basic net income per share:
Net income	$0.36	$0.12	$1.03	$0.55
Basic weighted average common shares outstanding	13,682,449	13,287,463	13,534,334	13,237,629
Diluted net income per share:
Net income	$0.33	$0.11	$0.95	$0.51
Diluted weighted average common shares outstanding	14,958,965	14,459,154	14,673,879	14,357,791

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$64,055,438	$44,067,477
Accounts receivable, net of reserves of $369,989 and $337,459 at September 30, 2013 and December 31, 2012, respectively	16,496,917	21,462,481
Inventories	11,582,492	8,283,472
Current portion deferred income taxes	1,989,422	2,031,583
Prepaid expenses and other	878,472	1,539,477
Total current assets	95,002,741	77,384,490
Property and equipment, at cost	52,067,759	52,376,013
Less: accumulated depreciation	(18,805,895)	(17,263,032)
	33,261,864	35,112,981
Long-term deposits and other	145,563	171,053
Intangible assets, net	19,197,226	20,334,636
Goodwill	9,275,130	9,065,891
Total Assets	$156,882,524	$142,069,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,136,679	$2,341,838
Accrued expenses	5,228,399	5,837,044
Deferred revenue	850,067	2,875,067
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	542,302	1,798,669
Total current liabilities	10,357,447	14,452,618
Other long-term liabilities	1,172,099	1,541,124
Long-term deferred revenue	2,027,778	2,152,778
Deferred tax liability	8,319,038	6,997,397
Long-term debt	6,800,000	8,000,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,266,098 and 13,866,060 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	142,661	138,659
Additional paid-in-capital	70,281,179	65,431,424
Accumulated currency translation adjustment	(2,147,511)	(2,654,630)
Retained earnings	59,929,833	46,009,681
Total stockholders’ equity	128,206,162	108,925,134
Total Liabilities and Stockholders’ Equity	$156,882,524	$142,069,051

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Line and Product Gross Margin
(unaudited)

	Three Months Ended September 30,
	2013	2012	% Change
Orthobiologics	$12,830,566	$9,242,783	39%
Dermal	267,766	376,251	(29%)
Surgical	1,136,248	1,426,273	(20%)
Ophthalmic	1,425,609	1,891,433	(25%)
Veterinary	1,363,157	1,118,700	22%
Total Product Revenue	$17,023,346	$14,055,440	21%

Product gross profit	$11,645,778	$6,834,412
Product gross margin	68%	49%

	Nine Months Ended September 30,
	2013	2012	% Change
Orthobiologics	$40,620,339	$30,262,991	34%
Dermal	1,066,409	1,033,302	3%
Surgical	3,955,134	3,874,405	2%
Ophthalmic	2,818,407	8,515,160	(67%)
Veterinary	3,124,953	2,865,187	9%
Total Product Revenue	$51,585,242	$46,551,045	11%

Product gross profit	$35,055,172	$24,832,310
Product gross margin	68%	53%

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Total Revenue by Geographic Region
(unaudited)

	Three Months Ended September 30,
	2013	2012	% Change
United States	$14,485,821	$12,628,612	15%
Europe	1,656,656	1,064,165	56%
Other	1,611,961	1,073,834	50%
Total	$17,754,438	$14,766,611	20%

	Nine Months Ended September 30,
	2013	2012	% Change
United States	$42,251,336	$40,463,657	4%
Europe	5,226,619	3,993,708	31%
Other	6,351,871	4,294,675	48%
Total	$53,829,826	$48,752,040	10%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
President and CEO
or
Sylvia Cheung, 781-457-9000
CFO